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                                                                   EXHIBIT 5.1




                                    March 6, 1998

Summit Design, Inc.
9305 S.W. Gemini Drive
Beaverton, OR  97008

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Summit Design, Inc., a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about March 6, 1998, in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 250,000 shares of your Common Stock, $0.01 par value (the "Shares"), reserved for issuance pursuant to the 1997 NonStatutory Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares by the Registrant under the Plan.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/  Wilson Sonsini Goodrich & Rosati